Review and Approval of Fidelity Bond Policy and Joint Insured Agreement

WHEREAS, the Trustees of the Trust, including the Independent Trustees, have reviewed the amount, type, form and premium of Great American Insurance Company Policy No. 1244092 24 00 (the “Fidelity Bond”); and

WHEREAS, the amount of coverage under the Fidelity Bond is at least the amount required by Rule 17g-1 promulgated under the Investment Company Act of 1940, as amended (the “1940 Act”).

NOW, THEREFORE, BE IT RESOLVED, that the amount, type, form and coverage of the Fidelity Bond, as discussed during the Meeting, are reasonable and the Fidelity Bond be, and hereby is, approved;

FURTHER RESOLVED, that the allocation of premium be, and it hereby is, approved based upon the respective net assets of each series of the Trust;

FURTHER RESOLVED, that the Joint Fidelity Bond Agreement, as presented at the Meeting, be, and it hereby is, approved as the joint insured agreement required by paragraph (f) of Rule 17g-1;

FURTHER RESOLVED, that the Treasurer, Secretary or Assistant Secretary of the Trust be, and he or she hereby is, designated as the person who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1; and

FINALLY RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all other actions required to effectuate these resolutions.